Exhibit 10.1.13

AGREEMENT FOR PURCHASE OF MEMBERSHIP INTERESTS

in

ORNI 37 LLC

by and between

ORMAT NEVADA INC.

and

NORTHLEAF GEOTHERMAL HOLDINGS LLC

7.4	Severability	21
7.5	Expenses	21
7.6	Parties in Interest	21
7.7	Notices	21
7.8	Counterparts	23
7.9	Entire Agreement	23
7.10	GOVERNING LAW; CHOICE OF FORUM; WAIVER OF JURY TRIAL	23
7.11	Public Announcements	23
7.12	Assignment	23
7.13	Intent of the Parties	24

Annex I	Definitions

Exhibits:

Exhibit A	Form of Assignment Agreement

Exhibit B	Form of Assignment and Assumption Agreement

Schedules:

Schedule 1	Project
Schedule 2.4(b)	Consents
Schedule 2.4(t)	Estoppels
Schedule 3.1(d)	Absence of Litigation
Schedule 3.1(g)(iv)	Audits
Schedule 3.1(g)(viii)	Powers of Attorney and Tax Rulings
Schedule 3.1(h)	Financial Statements
Schedule 3.1(i)	Compliance with Applicable Law
Schedule 3.1(j)	Environmental Matters
Schedule 3.1(k)	Permits
Schedule 3.1(l)	Insurance
Schedule 3.1(m)	Real Property
Schedule 3.1(n)	Personal Property
Schedule 3.1(p)	Material Contracts
Schedule 3.1(r)	Affiliate Transactions
Schedule 3.1(z)	Bank Accounts
Schedule 3.1(bb)	Sufficiency of Assets
Schedule 3.1(cc)	Background Materials

AGREEMENT FOR PURCHASE OF MEMBERSHIP INTERESTS

This Agreement is made and entered into as of November 22, 2016 by and between Northleaf Geothermal Holdings LLC, a Delaware limited liability company ("Purchaser"), and Ormat Nevada Inc., a Delaware corporation ("Seller"), for the sale by the Seller to the Purchaser of 36.75% of the Membership Interests (as defined below) of ORNI 37 LLC, a Delaware limited liability company (the "Company").

In consideration of the respective representations, warranties, covenants, agreements, and conditions hereinafter set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

Article 1
DEFINED TERMS

1.1     Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in Annex I hereto, and the rules of interpretation set forth in Annex I hereto shall apply to this Agreement.

Article 2
SALE AND PURCHASE OF MEMBERSHIP INTEREST

2.1     Agreement to Sell and Purchase. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and deliver to Purchaser on the Closing Date, and Purchaser shall purchase on the Closing Date, 36.75% of the Membership Interests in the Company, which represent a 36.75% undivided interest in the Company and the Project (the "Purchased Membership Interests"), free and clear of any Liens, for the consideration specified in Section 2.2.

2.2     Purchase Price.

(a)     The purchase price (the "Purchase Price") for the Purchased Membership Interests will be an amount equal to US$44,234,000.

(b)     The Purchase Price shall be payable by wire transfer of immediately available United States dollars to such account or accounts as Seller may designate in a written notice given to Purchaser on or prior to the Closing Date.

2.3     Closing. The closing of the purchase and sale of the Purchased Membership Interests (the "Closing") will take place (a) at the offices of Chadbourne & Parke LLP in New York, New York at 10:00 a.m. (Eastern time) on the date hereof or (b) at such other place and time as Purchaser and Seller may agree in writing.

2.4     Conditions Precedent to the Obligations of Purchaser.

The obligation of Purchaser to consummate the Closing will be subject to the satisfaction or waiver by Purchaser of each of the conditions set forth below:

(a)     Each of the representations and warranties of Seller in Section 3.1 of this Agreement and in any other Transaction Document shall be true and correct in all material respects as of the date hereof and as of the Closing Date (other than those qualified by a reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects).

(b)     All consents, approvals and filings required to be obtained or made by Seller and the Company for the Seller or the Company to execute, deliver and perform the Transaction Documents to which it is a party, including each of the consents, approvals and filings set forth on Schedule 2.4(b), shall have been obtained or made and shall be in full force and effect as of the Closing Date.

(c)     Seller shall have delivered to Purchaser one or more legal opinions of counsel to Seller and the Company, in form and substance reasonably satisfactory to Purchaser, to the effect that each of the Transaction Documents to which each of Seller or the Company is a party, and the performance of each of their respective obligations thereunder, (i) has been duly authorized, executed and delivered by such party, (ii) constitutes the valid and binding obligation of such party, as applicable, and is enforceable against such entity in accordance with its terms, (iii) does not violate any Applicable Law, decree, or judgment to which Seller or the Company or any of their respective properties are subject, (iv) does not conflict with, or cause a breach of, any provision in the Organizational Documents of Seller or the Company, (v) does not violate, result in the breach of, or constitute a default under certain examined documents, or result in the creation or imposition pursuant to the provisions of such examined documents of a Lien upon any assets of the Company, and (vi) does not require any notice, consent, approval or filing with any Governmental Authority or other Person, in each case, subject to customary qualifications, limitations and exceptions.

(d)     There shall not be any action or proceeding that has been instituted or threatened in writing by any Governmental Authority or Person against any of Purchaser, Seller, or the Company (i) that seeks to impair, restrain, prohibit or invalidate the transactions contemplated herein or in any Transaction Document, (ii) that seeks to impair, restrain, prohibit or invalidate the transactions contemplated by any Material Contract or (iii) regarding the effectiveness or validity of any governmental approvals with respect to the Company, except, in each case under clauses (ii) and (iii), to the extent such action or proceeding has not or could not reasonably be expected to have a Material Adverse Effect.

(e)     Purchaser shall have received true and complete copies of all Material Contracts.

(f)     Purchaser shall have received an endorsement of the existing title insurance policy with respect to the Project and an as-built survey with respect to the Project, each of which shall be in form and substance reasonably satisfactory to the Purchaser.

(g)     Seller shall have delivered to Purchaser an officer's certificate of an authorized officer of Seller (i) certifying that each of the conditions to the obligation of the Seller to consummate the Closing, set forth in Section 2.5, has been fulfilled to the satisfaction of Seller or has been waived by the Seller, (ii) certifying that each of the representations and warranties of Seller set forth in Section 3.1 is true and correct in all material respects as of the date hereof and as of the Closing Date (other than those qualified by a reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects); (iii) certifying that Seller has performed all of its obligations under this Agreement required to be performed by Seller prior to or at Closing; and (iv) attaching true and complete copies of the Organizational Documents and a good standing certificate issued as of a recent date of each of Seller and the Company, and resolutions of Seller and the Company authorizing the execution of and performance of each such entity's obligations under each of the Transaction Documents to which it is a party.

(h)     Seller shall have delivered to Purchaser a certificate of incumbency from the secretary or assistant secretary of each of Seller and the Company as to the officers of Seller and the Company who sign the Transaction Documents on behalf of each of them.

(i)     [Reserved].

(j)     Seller shall have delivered to Purchaser an affidavit of non-foreign status that complies with Section 1445 of the Code, duly executed by Seller.

(k)     Seller shall have delivered to Purchaser evidence that (i) "Commercial Operation" (as defined in the PPA) has occurred under the PPA and (ii) "Substantial Completion" (as defined in the EPC Agreement) has occurred under the EPC Agreement.

(l)     No amendments to the Material Contracts shall have been made if such amendment, modification or waiver would have been a Major Decision under the limited liability company agreement of Purchaser (as defined in the limited liability company agreement of Purchaser) and there shall be no defaults under any Material Contracts.

(m)     There shall not have occurred any events or circumstances that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

(n)     Seller shall have delivered to Purchaser a duly executed Assignment Agreement with respect to the assignment of the Purchased Membership Interests.

(o)     Seller shall have issued or caused the Company to issue to Purchaser a LLC Interest Certificate substantially in the form of Exhibit A to the Company LLC Agreement representing the Purchased Membership Interests.

(p)     Seller shall have delivered to Purchaser evidence that a bank account has been opened for the Company and all revenues received by the Company from and after the "Commercial Operation Date" (as defined in the PPA) have been deposited into such account.

(q)     Seller shall have delivered to Purchaser evidence that from and after the "Commercial Operation Date" (as defined in the PPA), the Company has not made any Restricted Payments.

(r)     [Reserved].

(s)     Seller shall have provided an IRS Form 8594 in form and substance reasonably satisfactory to Purchaser.

(t)     Seller, Purchaser, and ORPD shall have executed the Assignment and Assumption Agreement.

(u)     Seller shall have provided an estoppel duly executed by each Person and with respect to each contract set forth on Schedule 2.4(t) hereto.

(v)     Seller shall have delivered to Purchaser a duly executed Operation and Maintenance Agreement between Seller, as Operator, and the Company, as Owner, in substantially the same form as the operations and maintenance agreement for the Don A. Campbell Project (as defined in the Initial PSA) (the "O&M Agreement").

(w)     Seller shall have delivered to Purchaser an unaudited balance sheet and statements of income, changes in members' equity, and cash flow as of and for the month ended September 30, 2016 for the Company (the "Balance Sheet").

(x)     Purchaser shall have received evidence that the Company received market-based rate authorization from FERC pursuant to Section 205 of the Federal Power Act before generating test power.

(y)     Purchaser shall have received evidence that the Company has received open access and Standards of Conduct waivers from FERC prior to obtaining a 50% ownership interest in the Campbell Gen-Tie Line and any other FERC-jurisdictional shared transmission facilities covered by the Shared Facilities Agreement, and that FERC has accepted the Shared Facilities Agreement for filing.

2.5     Conditions Precedent to the Obligations of Seller.

The obligation of Seller to consummate the Closing will be subject to the satisfaction or waiver by Seller of each of the conditions set forth below:

(a)     Purchaser shall have paid to Seller the Purchase Price in the manner set forth in Section 2.2.

(b)     Each of the representations and warranties of Purchaser in Section 3.2 and in any other Transaction Document shall be true and correct in all material respects as of the Closing Date (other than those qualified by a reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects).

(c)     All consents, approvals and filings required to be obtained or made by Purchaser to execute, deliver and perform the Transaction Documents to which it is a party shall have been obtained or made and shall be in full force and effect as of the Closing Date.

(d)     Purchaser shall have delivered to Seller one or more legal opinions of counsel to Purchaser, in form and substance reasonably satisfactory to Seller, to the effect that each of the Transaction Documents to which Purchaser is a party (i) has been duly authorized, executed and delivered by Purchaser, (ii) constitutes the valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms, (iii) does not violate any Applicable Law, decree, or judgment to which Purchaser is subject, and (iv) does not conflict with, or cause a breach of, any provision in the Organizational Documents of the Purchaser, in each case, subject to customary qualifications, limitations and exceptions.

(e)     Purchaser shall have delivered to Seller an officer's certificate of an authorized officer of Purchaser (i) certifying that each of the conditions to the obligations of Purchaser to consummate the Closing, as set forth in Section 2.4, has been fulfilled to the satisfaction of Purchaser or has been waived by Purchaser, (ii) certifying that each of the representations and warranties of Purchaser set forth in Section 3.2 are true and correct in all material respects as of the Closing Date (other than those qualified by a reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects); (iii) certifying that Purchaser has performed all of its obligations under this Agreement required to be performed by Purchaser prior to or at Closing; and (iv) attaching true and complete copies of the Organizational Documents of Purchaser and a good standing certificate issued as of a recent date, and resolutions of Purchaser authorizing the execution of the Transaction Documents to which it is a party.

(f)     Purchaser shall have delivered to Seller certificates of incumbency from the secretary or assistant secretary of Purchaser as to the officers of Purchaser who sign the Transaction Documents on behalf of Purchaser.

Article 3
REPRESENTATIONS AND WARRANTIES

3.1     Representations and Warranties of Seller. Seller represents and warrants to Purchaser as set forth below with respect to itself and the Company:

(a)     Organization, Good Standing, Etc. of Seller. Seller is a Delaware corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is a Delaware limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Seller and the Company has the relevant power and authority to own, lease and operate its properties and to carry on its business as being conducted on the date hereof. Seller has made available to Purchaser true and complete copies of the Organizational Documents of Seller and the Company.

(b)     Authority. Each of Seller and the Company has the necessary power and authority to enter into the Transaction Documents to which it is party, to perform its obligations thereunder and to consummate the transactions contemplated therein. All corporate or limited liability company actions or proceedings to be taken by or on the part of Seller and the Company to authorize and permit the due execution and valid delivery by each of Seller and the Company of the Transaction Documents to which it is a party and each other agreement instrument or certificate required to be duly executed and validly delivered by it pursuant thereto, the performance by Seller and the Company of its obligations thereunder, and the consummation by Seller and the Company of the transactions contemplated therein, have been duly and properly taken. The Transaction Documents have been duly executed and delivered by Seller and the Company, as applicable, and constitute the legal, valid, and binding obligation of Seller and the Company, as applicable, enforceable in accordance with their terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors' rights and remedies generally and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)     No Conflicts; Consents.

(i)     The execution and delivery of the Transaction Documents to which each of Seller and the Company is a party and the performance by each of Seller and the Company of its respective obligations thereunder will not, (x) violate any Applicable Law to which Seller or the Company or any of their respective properties are subject, (y) conflict with or cause a breach of any provision in the Organizational Documents of Seller or the Company or (z) cause a breach of, constitute a default under, cause the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any authorization, consent, waiver or approval under any contract, Permit, instrument, decree, judgment or other arrangement to which Seller or the Company is a party or under which any of them is bound or to which any of their assets are subject (or result in the imposition of a Lien upon any such assets), except (in the case of this clause (z)) for any that could not reasonably be expected to have a Material Adverse Effect.

(ii)     Except as set forth on Schedule 2.4(b), no consent, approval, waiver, or authorization is required to be obtained by Seller or the Company from any Person or Governmental Authority in connection with the execution, delivery and performance by Seller and the Company of the Transaction Documents and the consummation of the transactions contemplated therein.

(d)     Absence of Litigation.

(i)     Seller has not received written notification of any actions or proceedings that have been instituted or threatened in writing by any Governmental Authority or Person against any of Seller or the Company that seeks to impair, restrain, prohibit or invalidate the transactions contemplated herein or in any Transaction Document.

(ii)     Except as set forth on Schedule 3.1(d), none of the Seller or the Company (x) is subject to any outstanding injunction, judgment, order, decree, or ruling, (y) is subject to any pending action, suit, proceeding, hearing or investigation of, in, or before any Governmental Authority or before any arbitrator, including with respect to environmental matters or (z) to Seller's Knowledge, is threatened with being made a party to any action, suit, proceeding, hearing or investigation of, in, or before any Governmental Authority or before any arbitrator including with respect to environmental matters.

(e)     Ownership; No Other Subsidiaries.

(i)     Seller owns, of record and beneficially, 100% of the Membership Interests. The Company does not have any ownership interest in any other Person.

(ii)     There are no outstanding options, warrants, calls, puts, convertible securities or other contracts of any nature obligating Seller to issue, deliver or sell membership interests or other securities in the Company, except as provided herein, or obligating the Company to issue, deliver or sell membership interests or other securities in the Company. There are no voting trusts, proxies or other agreements or understanding in effect with respect to the voting or transfer of any of the membership interests in the Company.

(f)     Valid Interests. The Purchased Membership Interests (i) will constitute membership interests in the Company, and (ii) are being sold free and clear of any Liens, except for obligations imposed on members of the Company under the Company LLC Agreement.

(g)     Tax Matters.

(i)     (x) All income tax returns and other material Tax Returns required to be filed by or with respect to the Company and the Project have been timely filed (taking into account applicable extensions), (y) all such returns were true, correct, and complete in all material respects, and (z) all Taxes shown as due on such returns have been paid in full (other than those Taxes that are being contested in good faith, by appropriate proceedings and with adequate reserves).

(ii)     There are no outstanding agreements or waivers extending a statutory period of limitations or requests to extend a statutory period of limitations relating to Taxes due from the Company.

(iii)     The Company has not been a party to (x) a transaction that constitutes a "listed transaction" for purposes of Section 6011 of the Code and the Treasury Regulations (or a similar provision of state law) or (y) any transaction that constitutes a "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4(b) (or a similar provision of state law).

(iv)     Except as set forth on Schedule 3.1(g)(iv), there are no audits, or examinations, or matters under discussion with any Governmental Authority, with respect to Taxes relating to the Company or the Project.

(v)     There are no Liens for Taxes (other than statutory Liens for current Taxes of the Company not yet due and payable) on any assets of the Company.

(vi)     No claim has ever been made by an authority in a jurisdiction where Seller (or any of its Affiliates) or the Company does not file Tax Returns that Seller (or any of its Affiliates) or the Company is or may be subject to taxation by such jurisdiction.

(vii)      The Company is not a party to any Tax allocation, Tax indemnity or Tax sharing agreement or similar arrangements with any Person (other than customary tax provisions in a Material Contract or Tax sharing obligations under consolidated return regulations).

(viii)     Except as set forth on Schedule 3.1(g)(viii), no power of attorney is currently in effect for income Tax purposes, and no Tax ruling has been requested of any Governmental Authority with respect to any Tax matter relating to the Company or the Project.

(ix)        Neither the Seller nor the Company is, or has been, a Depreciation Disqualified Person.

(x)       The Project is, and has been at all times, located in the United States. An election has been made under Section 168(g)(7) of the Code to depreciate the 5-year property at the Project over the class life for such property. No tax-exempt financing has been used for the Project. To Seller's Knowledge, the Project is not comprised of any imported property within the meaning of Section 168(g)(6) of the Code.

(xi)       No production tax credits pursuant to Section 45 of the Code or investment tax credits pursuant to Section 48 of the Code have been claimed on any Tax Return filed by the Seller (or its Affiliates) or the Company with respect to the Project.

(xii)      [Reserved].

(xiii)     [Reserved].

(xiv)     [Reserved].

(h)    Financial Statements. Included in Schedule 3.1(h) is a true and complete copy of the Balance Sheet. The Balance Sheet has been prepared in accordance with GAAP (subject to customary year-end adjustments and the absence of footnotes) and consistent with past fiscal periods. The Balance Sheet presents fairly in all material respects the financial position of the Company as of the date thereof. Except for the Balance Sheet, no audited or unaudited financial statements have been prepared with respect to the Company or the Project.

(i)     Compliance with Applicable Law. Except (i) as set forth on Schedule 3.1(i), (ii) with respect to Environmental Laws (which are addressed in Section 3.1(j)) and (iii) with respect to Taxes (which are addressed in Section 3.1(g)), (x) the Company is currently in material compliance with all material Applicable Law, (y) during the period that the Company has owned, directly or indirectly, the Project, the Company has been in material compliance with all material Applicable Law, except for any noncompliance that has been fully resolved or that does not present and is not reasonably likely to present any material liability to, or any material restriction on operations of, the Company, and (z) the Company has not received any written notice from a Governmental Authority of an actual or potential violation of any Applicable Law.

(j)     Environmental Matters. Except as listed on Schedule 3.1(j), (i) to Seller's Knowledge, the Company is and has been in material compliance with all applicable Environmental Laws, (ii) none of the Seller or the Company has treated, recycled, stored, transported, handled, or Released or threatened to Release any Hazardous Substances and to Seller's Knowledge, no Hazardous Substances have been Released on the Project sites by third parties (and there are no locations or premises used by the Company where Hazardous Substances have been Released by the Company), except as could not be expected to result in material costs or material liabilities under Environmental Laws, (iii) none of the Seller (solely with respect to the Company) or the Company has received written notice from any Governmental Authority of a request for information under Section 104 of CERCLA or of an actual or potential violation of any Environmental Laws or is currently subject to or on notice with respect to any investigation, order, claim, or agreement with respect to any matter concerning a Hazardous Substance and (iv) none of the Seller or the Company has, either expressly or by operation of law, assumed any contractual liabilities under Environmental Law, including any obligation for corrective or remedial action, of any other Person relating to Environmental Law. To Seller's Knowledge, there are no facts or circumstances related to the Project (including the presence, if any, of aboveground storage tanks, known underground storage tanks, PCBs or asbestos-containing materials) or conditions at the Project site that are likely to give rise to a material violation of, or material costs or material liabilities under, applicable Environmental Laws.

(k)     Permits. All material Permits held by the Company are shown on Schedule 3.1(k). Such Permits constitute all material Permits required to own, operate and maintain the Project. Except as listed on Schedule 3.1(k), to Seller's Knowledge, (i) the Company is currently in material compliance with all material Permits, (ii) during the period in which the Company has owned, directly or indirectly, the Project, the Company has been in material compliance with all material Permits, (iii) the Company currently has in full force and effect all material Permits necessary to own, operate and maintain the Project, and (iv) the Company has not received any written notice from any Governmental Authority of an actual or potential violation of any material Permit. Except as listed on Schedule 3.1(k), all Permits are final, non-appealable, in good standing, and not subject to any modification or formal threat of revocation, challenge or suspension. As of the Closing Date, Seller has no reason to believe that the Company will not continue to be able to operate in compliance with all such Permits. True and complete copies of such Permits (without duplication of any documents delivered pursuant to Section 3.1(cc)) have been made available to Purchaser.

(l)     Insurance. Schedule 3.1(l) contains a true and complete list of all insurance policies maintained by Seller or its Affiliates (including the Company) relating to the Company or the Project, and to Seller's Knowledge (i) such insurance is adequate and customary for the business being conducted, (ii) there are no circumstances that have rendered such insurance unenforceable, and (iii) except as set forth on Schedule 3.1(l), there are no outstanding claims (or circumstances that could reasonably be expected to result in claims) under such policies. Neither the Seller nor the Company has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such policies. All premiums due and payable on such policies have been paid.

(m)     Real Property.

(i)     All real property owned or leased by the Company or to which the Company has rights under leases, subleases, easements, licenses, governmental permits or rights of way, and the title insurance maintained by the Company with respect to all such property, is described on Schedule 3.1(m) (the "Real Property"). The Company has good and marketable title to its Real Property, including a valid leasehold interest in the real property leased by the Company, subject only to the Permitted Liens. The real property owned or leased, or in which rights are held, by the Company has been and is sufficient to enable the Company to conduct its operations prior to and as of the Closing Date and Seller has no reason to believe that such real property owned or leased, or in which rights are held, will not be sufficient to allow the Company to conduct its operations through the end of the economic useful life of the Project, including providing adequate ingress and egress from the Project in order to operate and maintain, and to produce and sell power from the Project; provided, however, that no representation is made regarding the availability, adequacy or sufficiency for any purpose whatsoever of any geothermal resource;

(ii)     The Company is not in breach of any of its obligations with respect to the Real Property, except for any breach which does not have, and could not reasonably be expected to have, a Material Adverse Effect, and neither Seller nor the Company has been informed in writing by the owner of the Real Property that the Company is in breach of its obligations with respect to the Real Property; and

(iii)     Seller has not received any written notice of any threatened or actual condemnation proceedings, and to Seller's knowledge, any such real property, in whole or in part, has not been and is not currently subject to, or threatened with, notice of condemnation proceedings, whether under the power of eminent domain or otherwise, by any Governmental Authority. All premiums with respect to the title insurance shown on Schedule 3.1(m) have been paid, no claims have been made under such title insurance and, to Seller's Knowledge, there are no circumstances that have rendered such title insurance unenforceable.

(n)     Personal Property. Schedule 3.1(n) lists all items and the location of personal property having a replacement cost of at least $1 million owned by the Company. The Company has good and marketable title to all tangible personal property owned by it and valid leasehold title to all tangible personal property leased by it. All such equipment and facilities listed on Schedule 3.1(n) and the Project is in good operating condition and repair (normal wear and tear excluded), are adequate for the uses to which they are being put and are not in need of maintenance or repairs except for maintenance and repairs in accordance with Prudent Industry Practices.

(o)     Liens. All assets owned by the Company are free and clear of all Liens, other than Permitted Liens.

(p)     Material Contracts. Schedule 3.1(p) contains a true and complete list of all Material Contracts to which the Company is a party. Each such Material Contract is in full force and effect and binding on the Company and to Seller's knowledge, on the other parties thereto, except as enforceability may be limited by applicable bankruptcy and similar laws affecting the enforcement of creditors' rights and general equitable principles. Neither the Company nor, to Seller's Knowledge, any other party to a Material Contract is in default under any Material Contract. To Seller's Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a default under any Material Contract, result in a termination thereof, cause the acceleration or any other change of any right or obligation thereunder or cause the loss of any benefit thereunder, except where any such default, change or loss could not reasonably be expected to have a Material Adverse Effect. True and complete copies of each Material Contract (including all amendments and modifications thereto) have been made available to Purchaser.

(q)      Employee Matters. The Company has no employees and has not maintained, sponsored, administered or participated in any employee benefit plan or arrangement, including any employee benefit plan subject to ERISA.

(r)     Affiliate Transactions. Except as listed on Part I of Schedule 3.1(r), and except for the Transaction Documents, there are no existing contracts or agreements between the Company, on the one hand, and the Seller or any other Affiliate of the Seller or any of their respective directors, officers or employees, on the other hand. Except as set forth on Part II of Schedule 3.1(r), the Company has no outstanding debt to an Affiliate thereof.

(s)      Tax Character. The Company is a "disregarded entity" for federal income tax purposes. No elections have been filed with the IRS to treat the Company as an association taxable as a corporation and the Company has never been characterized as a corporation for U.S. federal income tax purposes. The Company was originally formed as a single member limited liability company and always has been a single member limited liability company.

(t)      Regulatory Status. The Project is a Qualifying Facility.

(u)     Public Utility Holding Company. Neither the Seller nor the Company is subject to regulation as a "holding company" or a "public utility company" within the meaning of PUHCA.

(v)      Utilities. All utility services necessary for the operation of the Project for its intended purpose of producing and selling electricity are, and Seller has no reason to believe will not be, available.

(w)     Liabilities. The Company has no liabilities, whether fixed or contingent, other than (i) liabilities shown on the Balance Sheet, (ii) liabilities arising after the date of the Balance Sheet in the Ordinary Course of Business, (iii) liabilities in respect of performance under any contract in accordance with its terms, and (iv) liabilities not required to be reflected on a balance sheet prepared in accordance with GAAP.

(x)     Brokers. None of the Seller or the Company has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(y)     Scope of Business. The Company has not engaged in any business unrelated to the development, construction, ownership, operation and maintenance of the Project and activities incidental thereto.

(z)     Bank Accounts. Schedule 3.1(z) contains a true and complete list of the names and locations of banks, trust companies and other financial institutions at which the Company maintains accounts of any nature or safe deposit boxes and the authorized signatories for each such account.

(aa)     Solvency. None of Seller or the Company has admitted in writing its inability to pay its debts generally as they become due, is subject to a present filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, is subject to a present assignment for the benefit of creditors, has consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or is subject to a present petition in bankruptcy, adjudication of bankruptcy or filing of a petition or answer seeking reorganization or arrangement under any bankruptcy laws.

(bb)     Sufficiency of Assets. Except as set forth in Schedule 3.1(bb), which only lists assets comprising spare parts, inventory and other ancillary equipment that is not immediately necessary for the operation of the Project at a steady state in a manner allowing compliance with all Material Contracts, as of the Closing Date, the assets of the Company, whether real, personal, tangible or intangible and whether leased, owned or licensed, comprising the Project constitute all of the assets required for or used in the operation of the Project as presently operated or proposed to be operated and no other assets are required or necessary in the operation of the Project in the Ordinary Course of Business; provided, however, that nothing contained herein shall constitute any representation or warranty regarding the sufficiency or adequacy of the geothermal resources available to the Project.

(cc)      Accuracy of Information Furnished. Seller collected and, with respect to the documents prepared by Seller, prepared the written materials contained in the virtual data room and Seller's written responses to due diligence inquiries, as set forth in Schedule 3.1(cc) (collectively, and in each case, solely as such written materials and written responses pertain solely to the Company, the "Background Materials") in good faith. The Background Materials were provided to the Purchaser by the Seller in good faith. Without limiting the effectiveness of any qualification contained in any other representation or warranty in this Section 3.1, Seller has provided all documents in Seller's possession containing material information (exclusive of documents that contain information duplicative of information contained or incorporated in any other Background Materials) relating to the Company and the Project and the Background Materials do not contain any untrue statement of a material fact concerning the Company or the Project and the transactions contemplated by this Agreement. Seller has not intentionally omitted any material fact or document from the Background Materials with the purpose of causing the Background Materials, when taken in their entirety, to be misleading. Notwithstanding anything in this Section 3.1(cc), no representation or warranty is made with respect to any Background Materials that are in the nature of projections other than that they were prepared in good faith and on the basis of assumptions that were considered reasonable in all material respects by Seller at the time made. The copies of the documents listed on Schedule 3.1(cc) that are contained in the data room are true and complete copies thereof.

(dd)     Intellectual Property. The Company, through rights granted by Seller and its Affiliates or otherwise, possesses all rights necessary to lawfully use all patents, trademarks, licenses, service marks, trade names, trade secrets, and other proprietary, or intellectual property rights that are necessary for the operation of the Project and the Company's business in the Ordinary Course of Business. To the Knowledge of Seller, the operation of the Project and the businesses as conducted by the Company does not infringe on any patent, trademark, license, service mark, trade name, trade secret, obligation of confidence or other proprietary, or intellectual property right of any Person.

(ee)     Absence of Certain Changes or Events. Since the date of the Balance Sheet, there have not occurred any events or circumstances that individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

(ff)     Restricted Payments. The Company has not made any Restricted Payments.

3.2     Representations and Warranties of Purchaser. The Purchaser represents and warrants to Seller as follows:

(a)     Organization, Good Standing, Etc. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and has the limited liability company organizational power and authority to own, lease and operate its properties and to carry on its business as being conducted on the date hereof.

(b)     Authority. Purchaser has the limited liability company organizational power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby or thereby. All actions or proceedings required to be taken by or on the part of the Purchaser to authorize and permit the due execution and valid delivery by Purchaser of this Agreement and the instruments required to be duly executed and validly delivered by Purchaser pursuant hereto and thereto, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser of the transactions contemplated herein and therein, have been duly and properly taken. This Agreement has been duly executed and validly delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable in all material respects against Purchaser in accordance with its terms and conditions except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting the enforcement of creditors' rights and remedies generally and general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)     No Conflicts. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which Purchaser is a party do not, and the performance by Purchaser of Purchaser's obligations hereunder and thereunder will not, (i) violate any Applicable Law, (ii) conflict with or cause a breach of any provision of its Organizational Documents or (iii) cause a breach of, constitute a default under, cause the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any authorization, consent, waiver or approval under any contract, license, instrument, decree, judgment or other arrangement to which Purchaser is a party or under which it is bound or to which any of its assets are subject (or result in the imposition of a Lien upon any such assets), except (in the case of this clause (iii)) for any that could not reasonably be expected to have a material adverse impact on Purchaser's ability to consummate the transactions contemplated by this Agreement.

(d)     Absence of Litigation.

(i)     Purchaser has not received written notification of any actions or proceedings that have been instituted or threatened in writing by any Governmental Authority or Person against the Purchaser that seeks to impair, restrain, prohibit or invalidate the transactions contemplated herein or in any Transaction Document.

(ii)     Purchaser (x) is not subject to any pending or outstanding injunction, judgment, order, decree, ruling or charge, (y) is not subject to any pending action, suit, proceeding, hearing or investigation of, in, or before any Governmental Authority or before any arbitrator, and (z) to Purchaser's knowledge, is not threatened with being made a party to any action, suit, proceeding, hearing or investigation of, in, or before any Governmental Authority or before any arbitrator.

(e)     Accredited Investor; Information; Investment Intent. Purchaser is an "Accredited Investor" as such term is defined in Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). Purchaser has had a reasonable opportunity to ask questions of and receive answers from Seller concerning Seller, the Purchased Membership Interests and the Company, and all such questions have been answered to the full satisfaction of Purchaser. Purchaser understands that the Purchased Membership Interests have not been registered under the Securities Act in reliance on an exemption therefrom, and that the Purchased Membership Interests must be held indefinitely unless the sale thereof is registered under the Securities Act or an exemption from registration is available thereunder, and that Seller is under no obligation to register the Purchased Membership Interests. Purchaser shall not sell, hypothecate or otherwise transfer the Purchased Membership Interests without registering or qualifying them under the Securities Act and applicable state securities laws unless the transfer is exempted from registration or qualification under such laws. Purchaser is purchasing the Purchased Membership Interests for its own account and not for the account of any other Person and not with a view to distribution to others.

(f)     Information and Investment Intent. Purchaser recognizes that investment in the Purchased Membership Interests involves substantial risks. Purchaser acknowledges that any financial projections that may have been provided to it are based on assumptions of future operating results developed by Seller and Seller's advisers and, therefore, represent an estimate of future results based on assumptions about certain events (many of which are beyond the control of Seller and the Company). Purchaser understands that no assurances or representations can be given that the actual results of the operations of the Company will conform to the projected results for any period. Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment and is able to bear the economic risk of holding the Purchased Membership Interests for an indefinite period (including total loss of its investment). Purchaser has relied solely on its own legal, tax and financial advisers for its evaluation of an investment in the Purchased Membership Interests and not on the advice of the Seller or the Company or any of their respective legal, tax or financial advisers. Notwithstanding the foregoing, nothing in this paragraph (f) shall relieve Seller or any of its affiliates of any obligations expressly imposed upon them hereunder or reduce the rights expressly granted hereunder to Purchaser and its affiliates in respect of the express representations, warranties and covenants or other agreements of Seller or its affiliates to the extent contained herein.

(g)     Public Utility Holding Company. Purchaser is not a "holding company" within the meaning of PUHCA.

3.3     No Other Seller Representations. Except with respect to the representations and warranties of Seller and the Company in the Transaction Documents, none of Seller or the Company has made any representation or warranty, either express or implied, nor has the Purchaser relied on any representation or warranty not expressly made herein or in any other Transaction Document. The Purchaser specifically acknowledges that, except as stated in Section 3.1 and any representations and warranties made in any other Transaction Document, no representation or warranty has been made and that the Purchaser has not relied on any representation or warranty about the accuracy of any projections, estimates or budgets, future revenues, future results from operations, future cash flows, the future condition of the Project or any assets of the Company, or the future financial condition of the Company.

Article 4
CERTAIN OTHER REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1     Regulatory Matters. Promptly after the effective time of the Closing, to the extent required by Applicable Law, Seller shall file or cause to be filed with FERC a notice of self re-certification as a Qualifying Facility with respect to the Project.

4.2     Transfer Taxes. The Seller on the one hand, and the Purchaser, on the other, shall bear in equal portions and pay all sales, use, transfer, recording, gains, stock transfer and other similar taxes and fees if any, arising out of or in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

4.3     Further Action. From time to time, as and when requested by any Party, the Seller and Purchaser will each execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such commercially reasonable actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated herein.

4.4     [Reserved].

4.5     Contribution of Membership Interests. Immediately following the closing of the transactions contemplated by this Agreement, Seller and Purchaser will jointly contribute the Membership Interests each respectively holds in the Company, which combine to equal one hundred percent (100%) of the Membership Interests in the Company, to ORPD pursuant to the Assignment and Assumption Agreement. The contribution of Purchaser's interest shall include an assignment to ORPD of all of Purchaser's rights and interests under this Agreement, including all representations, warranties, covenants, and indemnities of Seller hereunder. Seller hereby consents to such assignment by Purchaser of Purchaser's rights and interests hereunder and agrees that, upon such assignment, all representations, warranties, covenants, and indemnities made or given to Purchaser shall be deemed made and given to ORPD, as to the entire Membership Interest being assigned to it.

Article 5
INDEMNIFICATION

5.1     Indemnification.  (a)  Seller agrees to indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any and all Purchaser Indemnified Costs; provided, however, that except with respect to Purchaser Indemnified Costs resulting from fraud, gross negligence or willful misconduct or failure to pay any amount due to Purchaser Indemnified Parties under any Transaction Document, in no event shall Seller's aggregate obligation to indemnify the Purchaser Indemnified Parties hereunder exceed 25% of the Purchase Price (provided, however, that (i) the 25% limitation above shall be 100% in respect of a breach of Seller's representations in Section 3.1(a), Section 3.1(b), Section 3.1(e), Section 3.1(f), Section 3.1(g) and Section 3.1(x) and (ii) there shall be no cap with respect to any Third Party Claim or any claim based on fraud, gross negligence or willful misconduct). Without regard to any of the foregoing limitations or the requirements of Section 5.1(c), Seller also agrees to indemnify, defend and hold harmless the Company from and against any and all damages, losses, claims, liabilities, Taxes, penalties, costs, and reasonable expenses (including court cost and reasonable attorneys' fees and expenses of one law firm) incurred by the Company as a result of the imposition of any liability for the Taxes of any other Person under Treasury Regulations 1.1502-6 (or any similar provision of state or local law) as a transferee or successor, by contract or otherwise ("Treas. Reg. 1.1502-6 Liability").

(b)     Purchaser agrees severally to indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Seller Indemnified Costs; provided, however, that except with respect to Seller Indemnified Costs resulting from fraud, gross negligence or willful misconduct or failure to pay any amount due to Seller Indemnified Parties under any Transaction Document, in no event shall Purchaser's aggregate obligation to indemnify the Seller Indemnified Parties hereunder exceed 25% of the sum of the Purchase Price paid by Purchaser as of the date such indemnification obligation arises (provided, however, that the 25% limitation above shall be 100% in respect of a breach of Purchaser's representations in Section 3.2(a), Section 3.2(b), Section 3.2(c)(ii) and Section 3.2(e)).

(c)     No claim for indemnification may be made with respect to any breach (other than failure to pay an amount due) unless and until the aggregate amount of claims for which indemnification is (or previously has been) sought exceeds $1 million; provided that once such threshold amount of claims has been reached, the relevant Indemnified Party shall have the right to be indemnified for all such claims, including amounts that were not previously paid because such threshold amount had not been reached.

5.2     Direct Claims. In any case in which an Indemnified Party seeks indemnification under Section 5.1 that is not subject to Section 5.3 because no Third Party Claim is involved, the Indemnified Party shall notify the Indemnifying Party in writing of such direct claim, of any amounts which such Indemnified Party claims are subject to indemnification under the terms of this Article 5. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim, except to the extent the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

5.3     Third Party Claims. An Indemnified Party shall give written notice to any Indemnifying Party within 30 days after it has actual knowledge of commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "Third Party Claim") in respect of which such Indemnified Party may seek indemnification under Section 5.1. Such notice shall state the nature and basis of such Third Party Claim and the events and the amounts thereof to the extent known. Any failure to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it may have to such Indemnified Party under this Article 5, except to the extent the failure to give such notice materially and adversely prejudices such Indemnifying Party. In case any such action, proceeding or claim is brought against an Indemnified Party, so long as (a) the Indemnifying Party has acknowledged in writing to the Indemnified Party that it is liable to the Indemnified Party for such Third Party Claim pursuant to this Section 5.3, (b) in the reasonable judgment of the Indemnified Party a conflict of interest between it and the Indemnifying Party does not exist in respect of such Third Party Claim and (c) in the reasonable judgment of the Indemnified Party such Third Party Claim does not entail a material risk of criminal penalties or civil fines or non-monetary sanctions being imposed on the Indemnified Party (a "Third Party Penalty Claim") (the forgoing conditions being referred to as the "Control Conditions"), the Indemnifying Party shall be entitled to participate in and assume the defense thereof, with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party to the Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than as expressly provided below in this Section 5.3; provided, that nothing contained herein shall permit Seller to control or participate in any Tax contest or dispute involving Purchaser or any Affiliate of Purchaser, or permit Purchaser to control or participate in any Tax contest or dispute involving Seller or any Affiliate of Seller other than the Company. In the event that (i) the Indemnifying Party advises an Indemnified Party that it will not contest a claim for indemnification hereunder, (ii) the Indemnifying Party fails, within 30 days of receipt of any indemnification notice to notify, in writing, such Indemnified Party of its election, to defend, settle or compromise, at its sole cost and expense, any such Third Party Claim (or discontinues its defense at any time after it commences such defense) or (iii) in the reasonable judgment of the Indemnified Party, a conflict of interest between it and the Indemnifying Party exists in respect of such Third Party Claim or the action or claim is a Third Party Penalty Claim, then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim or Third Party Claim, and the Indemnifying Party shall be liable for and shall reimburse the Indemnified Party promptly and periodically for the Indemnified Party's reasonable costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding. In any event, unless and until the Indemnifying Party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Indemnifying Party shall be liable for the Indemnified Party's reasonable costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding. The Indemnified Party shall cooperate fully with the Indemnifying Party in connection with any negotiation or defense of any such action or claim by the Indemnifying Party. The Indemnifying Party shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Party elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. If any of the Control Conditions is not satisfied or becomes unsatisfied, (x) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, such Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (y) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against such Third Party Claim (including reasonable consultant, attorney and expert witness fees, disbursements and expenses), and (z) the Indemnifying Party will remain responsible for any losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by such Third Party Claim to the fullest extent provided in this Article 5. The Indemnifying Party and the Indemnified Party shall cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. Notwithstanding anything in this Section 5.3 to the contrary, the Indemnifying Party shall not, without the Indemnified Party's prior written consent, settle or compromise any claim or consent to entry of judgment in respect thereof which imposes any criminal liability or civil fine or sanction or equitable remedy on the Indemnified Party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party, a release from all liability in respect of such claim.

5.4     After-Tax Basis. Each Party will treat all amounts paid under any of the provisions of this Article 5 as an adjustment to the purchase price for the Purchased Membership Interests (or otherwise as a non-taxable reimbursement, contribution or return of capital, as the case may be), unless a payment is includable as income of the Indemnified Party as determined by agreement of the Parties or, if there is no agreement, by an opinion of a nationally-recognized tax counsel selected jointly by the Parties that such amount is "more likely than not" includable as income of the recipient, in which case the payment will be increased by dividing the payment by one minus the maximum federal corporate income tax rate in effect at time of payment (currently 35%). Any payment made under this Article 5 shall be reduced by the present value (using an 8% discount rate and the same assumptions about taxability and tax rates) of any federal income tax benefit to be realized by the Indemnified Party or its Affiliates by reason of the facts and circumstances giving rise to such indemnification.

5.5     No Duplication. Any liability of an Indemnifying Party to an Indemnified Party for indemnification under this Article 5 shall be determined without duplication of recovery by such Indemnified Party from such Indemnifying Party. Without limiting the generality of the prior sentence, if a statement of facts, condition or event constitutes a breach of more than one representation, warranty, covenant or agreement which is subject to the indemnification obligation in Section 5.1, only one recovery of Purchaser Indemnified Costs or Seller Indemnified Costs, as applicable, shall be allowed.

5.6     Sole Remedy. The remedies of the Parties under this Article 5 are the sole and exclusive remedies that a Party may have under this Agreement for the recovery of monetary damages with respect to any breach or failure to perform any covenant or agreement set forth in this Agreement or any breach of any representation or warranty set forth in this Agreement other than for Purchaser Indemnified Costs or Seller Indemnified Costs, as the case may be, arising from fraud, gross negligence or willful misconduct.

5.7     Survival. All representations and warranties in this Agreement shall survive until the final date for any assertion of claims as set forth in Section 5.8.

5.8     Final Date for Assertion of Indemnity Claims.

(a)     All claims by a Purchaser Indemnified Party for indemnification pursuant to this Article 5 resulting from breaches of representations or warranties shall be forever barred unless Seller is notified on or prior to the date that is 18 months after the Closing Date, except that (i) claims by a Purchaser Indemnified Party for indemnification pursuant to this Article 5 resulting from any Treas. Reg. 1.1502-6 Liability and any breaches of representations and warranties made in Sections 3.1(b), 3.1(e), and 3.1(f) shall survive indefinitely, (ii) claims by a Purchaser Indemnified Party for indemnification pursuant to this Article 5 resulting from breaches of the representations and warranties set forth in Sections 3.1(g) or 3.1(s) shall survive for 30 days after the applicable statute of limitations on the assessment and collection of such Taxes attributable to Company items, and (iii) claims by a Purchaser Indemnified Party for indemnification pursuant to this Article 5 resulting from breaches of the representations and warranties set forth in Section 3.1(j) shall survive until the date that is 3 years after the Closing Date; provided that if written notice of a claim for indemnification has been given by such Purchaser Indemnified Party on or prior to any such date, then the obligation of the Seller to indemnify such Purchaser Indemnified Party pursuant to this Article 5 shall survive with respect to such claim until such claim is finally resolved.

(b)     All claims by a Seller Indemnified Party for indemnification pursuant to this Article 5 resulting from breaches of representations or warranties shall be forever barred unless Purchaser is notified on or prior to the date that is 18 months after the Closing Date; except that claims by a Seller Indemnified Party for indemnification pursuant to this Article 5 resulting from any breaches of representations and warranties made in Sections 3.2(b), Section 3.2(c)(ii) and Section 3.2(e) shall survive indefinitely, provided that if written notice of a claim for indemnification has been given by such Seller Indemnified Party on or prior to such date, then the obligation of the Purchaser to indemnify such Seller Indemnified Party pursuant to this Article 5 shall survive with respect to such claim until such claim is finally resolved.

5.9     Mitigation and Limitations on Losses. Notwithstanding anything to the contrary contained herein:

(a)     Reasonable Steps to Mitigate. Each of the Indemnified Parties will take, at the Indemnifying Party's cost and expense, all reasonable commercial steps identified by the Indemnifying Party to mitigate its Purchaser Indemnified Costs or Seller Indemnified Costs, as the case may be, which steps may include availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity. Such Indemnified Party will provide such evidence and documentation of the nature and extent of its Purchaser Indemnified Costs or Seller Indemnified Costs, as the case may be, as may be reasonably requested by the Indemnifying Party.

(b)     Net of Insurance Benefits. The amount of Purchaser Indemnified Costs and Seller Indemnified Costs recoverable hereunder shall be net of insurance recoveries actually received by the applicable Indemnified Party from insurance policies of the Company (including under the existing title policies).

(c)     No Consequential Damages. Except to the extent awarded by a court of competent jurisdiction in a final and non-appealable judgment in connection with a Third Party Claim, fraud, gross negligence or willful misconduct, neither Purchaser Indemnified Costs nor Seller Indemnified Costs shall include, and the Indemnifying Party shall have no obligation to indemnify any Indemnified Parties for or in respect of any punitive, consequential or exemplary damages of any nature, including damages for lost profits.

5.10     Payment of Indemnification Claims. All claims for indemnification shall be paid by the Indemnifying Party in immediately available funds in United States dollars. Payments for indemnification claims shall be made promptly after any final determination of the amount of such claim is made by a court of competent jurisdiction (or by agreement of the Parties involved).

5.11     Specific Performance. Notwithstanding anything contained herein to the contrary, each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

5.12     Third Party Beneficiary. The Parties acknowledge and agree that upon the effectiveness of the Assignment and Assumption Agreement, ORPD is a third party beneficiary of this Agreement with respect to the representations and warranties, covenants and indemnification provisions herein and shall have the right to enforce all of Seller's indemnification obligations hereunder directly against Seller as to the entire Membership Interest assigned to ORPD pursuant to the Assignment and Assumption Agreement.

Article 6
[RESERVED]

Article 7
GENERAL PROVISIONS

7.1     Exhibits and Schedules. All Exhibits and Schedules attached hereto are incorporated herein by reference.

7.2     Disclosure Schedules. Any matter disclosed in any section of the Schedules shall be deemed disclosed for all purposes and all sections of the Schedules to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections.

7.3     Amendment, Modification and Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by both Parties. Any failure of Purchaser or Seller to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by the Party to be bound thereby, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

7.4     Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any Party.

7.5     Expenses. Each Party will pay its own costs and expenses (including fees and expenses of legal counsel and other advisors or experts appointed by such Party) in connection with the preparation, negotiation and consummation of the transactions contemplated by this Agreement and the other Transaction Documents and neither Party shall have any liability therefor, whether or not the transactions contemplated herein or therein are consummated; provided, however, that Seller shall also bear the costs and expenses of the Company (including their legal fees and expenses) in connection with the Transaction Documents and the transactions contemplated thereby, including any consent, approval, filing or notification required in connection therewith. Neither Party shall be responsible for any commission, broker's fee, finder's fee or similar fee or expense of the other Party.

7.6     Parties in Interest. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each Party and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person (other than the Indemnified Parties as provided in Article 5 and ORPD as provided in Section 5.12) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

7.7     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by a nationally recognized overnight courier, by email, facsimile, or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)          If to Seller, to:

Ormat Nevada Inc.
6225 Neil Road
Reno, Nevada 89511
Attention:     Doron Blachar
Telephone:    (775) 356-9029
Facsimile:      (775) 356-9039
Email:            dblachar@ormat.com

With a copy to:

Chadbourne & Parke LLP
1200 New Hampshire Avenue, NW
Washington, DC 20036
Attention:      Noam Ayali
Telephone:     (202) 974-5600
Facsimile:       (202) 974-5602
Email:              nayali@chadbourne.com

(b)          If to Purchaser, to:

Northleaf Geothermal Holdings LLC
c/o Northleaf Capital Partners
79 Wellington Street West
6th Floor, Box 120
Toronto, Ontario M5K 1N9
Attention:     Olivier Laganiere
Telephone:    (416) 477-6721
Facsimile:      (416) 304-0195
Email:            olivier.laganiere@northleafcapital.com

With a copy to:

Akin Gump Strauss Hauer & Feld LLP
2629 Century Park East
Suite 2400
Los Angeles, CA 90067
Attention:      Edward Zaelke
Telephone:     (310) 229-1000
Facsimile:       (310) 229-1001
Email:             ezaelke@akingump.com

With a copy to:

Ormat Nevada Inc.
6225 Neil Road
Reno, Nevada 89511
Attention:      Doron Blachar
Telephone:     (775) 356-9029
Facsimile:       (775) 356-9039
Email:             dblachar@ormat.com

With a copy to:

Chadbourne & Parke LLP
1200 New Hampshire Avenue, NW
Washington, DC 20036
Attention:      Noam Ayali
Telephone:     (202) 974-5600
Facsimile:       (202) 974-5602
Email:             nayali@chadbourne.com

All notices and other communications given in accordance herewith shall be deemed given (i) on the date of delivery, if hand delivered, (ii) on the date of receipt, if emailed or faxed (provided a hard copy of such transmission is dispatched by first class mail within 48 hours), (iii) 3 Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and (iv) 1 Business Day after the date of sending, if sent by a nationally recognized overnight courier; provided, that a notice given in accordance with this Section 7.7 but received on any day other than a Business Day or after business hours in the place of receipt, will be deemed given on the next Business Day in that place.

7.8     Counterparts. This Agreement may be executed and delivered (including by email or facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

7.9     Entire Agreement. This Agreement (together with the other Transaction Documents) constitutes the entire agreement of the Parties and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

7.10   GOVERNING LAW; CHOICE OF FORUM; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN NEW YORK WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.

7.11     Public Announcements. Except for statements made or press releases issued (a) in connection with any filing or disclosure under or pursuant to the securities laws, including without limitation, the rules and regulations of any stock exchange on which securities of a party or any of its Affiliates are traded, in any applicable jurisdiction, or (b) as otherwise required by Applicable Law, neither Seller nor Purchaser shall issue, or permit any of their respective Affiliates to issue, any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed) and the Parties shall cooperate as to the timing and contents of such press releases or statements.

7.12     Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed). Any attempted assignment of this Agreement other than in strict accordance with this Section 7.12 shall be null and void and of no force or effect.

7.13     Intent of the Parties. The Parties intend, for federal income tax purposes, that the acquisition of the Purchased Membership Interests be treated as an acquisition of undivided interests in the Company's assets directly by the Purchaser.

[Remainder of page intentionally left blank. Signature pages to follow.]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement for Purchase of Membership Interests to be signed on its behalf as of the date first written above.

ORMAT NEVADA INC., as Seller

By: /s/ Connie Stechman
Name: Connie Stechman
Title: Secretary

Signature Page to Agreement for Purchase of Membership Interests (ORNI 37)

NORTHLEAF GEOTHERMAL HOLDINGS LLC, as Purchaser

By: /s/ Katherine Gurney
Name: Katherine Gurney
Title: General Counsel

By: /s/ George Zakem
Name: George Zakem
Title: Managing Officer

Signature Page to Agreement for Purchase of Membership Interests (ORNI 37)

ANNEX I
DEFINITIONS

"Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such first Person. For purposes of this definition and this Agreement, (a) the term "control" (and correlative terms) means (i) the ownership of 50% or more of the equity interest in a Person, or (ii) the power, whether by contract, equity ownership or otherwise, to direct or cause the direction of the policies or management of a Person, and (b) the Company shall be deemed to be an Affiliate of Seller prior to the Closing (for purposes of representations and warranties), but shall not be deemed to be an Affiliate of Seller or Purchaser from and after the Closing for the purposes of this Agreement.

"Agreement" means this Agreement for Purchase of Membership Interests and all schedules and exhibits hereto.

"Applicable Law" means any constitution, statute, law, rule, regulation, ordinance, judgment, order, decree or governmental approval, or any directive or requirement which has the force of law, or other governmental restriction which has the force of law, or any determination by, or interpretation of any of the foregoing by, any judicial authority, applicable to and/or binding on the Seller, the Company, or the Purchaser, as the context may require, in each case as modified and/or supplemented.

"Assignment Agreement" means the Assignment of Membership Interests, by and between Seller and Purchaser, substantially in the form attached hereto as Exhibit A, dated the Closing Date.

"Assignment and Assumption Agreement" means the Assignment and Assumption Agreement, by and among Seller, Purchaser and ORPD, substantially in the form attached hereto as Exhibit B, dated the Closing Date.

"Background Materials" has the meaning set forth in Section 3.1(cc).

"Balance Sheet" has the meaning set forth in Section 2.4(v).

"Business Day" means any day other than (a) a Saturday or Sunday or (b) a day on which commercial banks in New York, New York or Toronto, Canada are authorized or required by law to be closed.

"Campbell Gen-Tie Line" means the approximately 20.5 mile long, 120 kV transmission line and associated facilities, in which each of the Company and ORNI 47 LLC have a fifty (50%) undivided interest, and which connects the Project and the Don A. Campbell Project (as defined in the Initial PSA) to the Sierra Pacific Power Company d/b/a NV Energy Excelsior 120 kV substation.

"Closing" has the meaning set forth in Section 2.3.

Annex-1

"Closing Date" means the date of the Closing.

"Code" means the United States Internal Revenue Code of 1986, as amended.

"Company" has the meaning set forth in the preamble to this Agreement.

"Company LLC Agreement" means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of July 16, 2015, by and between the Seller and the Company.

"Control Conditions" has the meaning set forth in Section 5.3.

"Depreciation Disqualified Person" means (a) the United States, any state or political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing, (b) any organization that is exempted from tax imposed by the Code (including any former tax-exempt organization within the meaning of Section 168(h)(2)(E) of the Code and any tax-exempt controlled entity within the meaning of Section 168(h)(6)(F)(iii) of the Code if such entity has not made a valid election provided in Section 168(h)(6)(F)(ii) of the Code), (c) any Person who is not a United States Person, (d) any Indian tribal government described in Section 7701(a)(40) of the Code, and (e) any partnership or other pass-through entity any partner (or other holder of an equity or profits interest) of which is described in clauses (a) through (d) above; provided, however, that any such Person shall not be considered a Depreciation Disqualified Person to the extent that (i) the exception under Section 168(h)(1)(D) of the Code applies with respect to the income from the Company for that Person or (ii) the Person is described within clause (c) of this definition and the exception under Section 168(h)(2)(B)(i) of the Code applies with respect to the income from the Company for that Person.

"Environmental Law" means any and all Applicable Laws and Permits relating to the environment, the protection or preservation of human health or safety, including the health and safety of employees, the preservation or reclamation of natural resources, or the management, release or threatened release of Hazardous Substances.

"EPC Agreement" means that certain Engineering, Procurement and Construction Contract between Seller, as Contractor, and Company, as Owner, dated as of April 30, 2015.

"Equity Interests" means (a)(i) with respect to a limited liability company, any and all shares, interests, participations or other equivalents (however designated) of membership interests of such limited liability company, (ii) with respect to a partnership, any and all partnership interests, units, interests, participations shares or other equivalents (however designated) of partnership interests and (iii) with respect to a corporation, any and all capital stock, shares and other equivalents (however designated) of Equity Interests and (b) securities convertible into or exchangeable for any of the foregoing, and any and all warrants, rights or options to purchase, or obligations of a Person to sell, any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

"ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended.

"Exhibits" means the Exhibits attached to this Agreement.

Annex-2

"FERC" means the Federal Energy Regulatory Commission.

"GAAP" means United States generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, as in effect from time to time, consistently applied and maintained on a consistent basis for a Person throughout the period indicated and consistent with such Person's prior financial practice.

"Governmental Authority" means any governmental department, commission, board, bureau, agency, court or other instrumentality of any country, state, province, county, parish or municipality, jurisdiction, or other political subdivision thereof.

"Hazardous Substances" means (a) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, solid wastes, and toxic substances as those or similar terms are defined under any Environmental Laws; (b) asbestos or asbestos-containing material in any form; (c) polychlorinated biphenyls ("PCBs"), or PCB-containing materials or fluids; (d) radon; (e) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof; and (f) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, or contaminant that, whether by its nature or its use, is subject to regulation or giving rise to liability under any Environmental Laws.

"Indemnified Party" means any Person seeking indemnification from another Person pursuant to Article 5.

"Indemnifying Party" means any Person against whom a claim for indemnification is asserted by another Person pursuant to Article 5.

"Initial PSA" means the Agreement for Purchase of Membership Interests in ORPD LLC, dated on or about February 5, 2015, by and between the Purchaser and the Seller.

"IRS" means the U.S. Internal Revenue Service.

"Knowledge", with respect to Seller, means the actual knowledge, after due inquiry, of the persons listed below and the knowledge each such Person would have as a result of reasonable inquiries of Persons with supervisory or managerial responsibilities related to such matters.

Name:
Doron Blachar
Ohad Zimron
Kyle Snyder
Scott Kessler
Zvi Krieger
Smadar Lavi

"Liens" means any liens, pledges, claims, security interests, encumbrances, easements, rights-of-way, mortgages, deeds of trust, covenants, restrictions, rights of first refusal or defects in title, or any agreement to provide any of the foregoing.

Annex-3

"Material Adverse Effect" means any event, occurrence, fact or condition that has or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of the Company, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby, in each case excluding any effect resulting from (i) any change in political, social, economic, industry, market or financial condition (including changes in the electric generating, transmission or distribution industry, the wholesale or retail markets for electrical power, the general state of the energy industry, including natural gas and natural gas liquid prices, the transmission system, interest rates, consumer confidence, outbreak of hostilities, terrorist activities or war), whether general or regional in nature, but excluding any such changes that are limited specifically to the Company, (ii) any change in Applicable Law or regulatory policy which does not have a disproportionate effect on the Company compared to other owners or operators of similar geothermal power projects, (iii) effects of weather or meteorological events, but excluding any such effects or events that are limited specifically to the Project, (iv) strikes, work stoppages or other labor disturbances, other than any of the foregoing occurring solely at the Company or (v) the execution or delivery of the Transaction Documents or the transactions contemplated thereby or the announcement thereof.

"Material Contract" means each of the following to which the Company is party: (a) any power purchase agreement, operation and maintenance agreement, interconnection agreement, transmission agreement, energy attribute agreement, commodity hedge agreement or similar project agreement related to the sale of electricity or transmission services of a Project, (b) any services agreement involving annual payments by or to the Company in excess of $3.5 million, (c) any agreement relating to indebtedness or any material performance obligation of the Company, including any leases, guarantees, letter of credit arrangements or bonding arrangements, in each case, in a principal amount, or that involves annual payments in an amount, of at least $3.5 million, (d) any agreement or document creating or relating to Liens on any property or assets of the Company securing any obligation created under an agreement specified in clause (c) above, (e) any engineering, construction, procurement, construction management, equipment purchase, or similar contract involving annual payments by or to the Company in excess of $3.5 million, (f) any product warranty or repair contract by or with a manufacturer or vendor of equipment owned or leased by the Company with a fair market value of more than $3.5 million, (g) any contract for the sale or purchase of any business entity, or of any property involving assets with a value in excess of $3.5 million, (h) any settlement agreement involving payments by or to the Company in excess of $3.5 million or imposing any material unperformed obligations on the Company, (i) any contracts between the Seller or any Affiliate thereof (other than the Company) and the Company, (j) any agreement regarding the sharing or allocation of Taxes, (k) any contract with payments based on the net profits of the Company (such as a royalty fee contract), (l) any contracts evidencing the real estate interests required for the ownership, use and operation of the Project, (m) any contract providing for the indemnification to or from any Person with respect to any material liabilities relating to the Company, any Project or any of their respective properties or assets, (n) any contract under which any material intellectual property is licensed to the Company, (o) any contract that provides for non-monetary obligations on the part of the Company, the non-performance of which could reasonably be expected to have a Material Adverse Effect and (p) any other contract that is expected to require payments by or to the Company in the aggregate of more than $3.5 million in any calendar year.

Annex-4

"Membership Interests" means the membership interests of the Company.

"O&M Agreement" has the meaning set forth in Section 2.4(u).

"Ordinary Course of Business" means the ordinary conduct of business consistent with past custom and practice (including with respect to quantity and frequency).

"Organizational Documents" means articles of incorporation, certificate of incorporation, charter, bylaws, articles of organization, formation or association, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

"ORPD" means ORPD LLC, a Delaware limited liability company.

"Party" means a party to this Agreement.

"PCBs" has the meaning set forth in the definition of "Hazardous Substances" in this Annex.

"Permits" means all licenses, franchises, permits, certificates, orders, approvals, exemptions, registrations or other authorizations from, or filings or certifications made with, Governmental Authorities, including Permits under Environmental Laws.

"Permitted Liens" means (a) Liens for any Tax not yet due or being contested in good faith and by appropriate proceedings, so long as (i) such proceedings shall not involve any substantial danger of the sale, forfeiture or loss of any Project, the sites of any Project or any easements, as the case may be, title thereto or any interest therein, and shall not interfere in any material respect with the use of any Project, any Project sites or any easements, and (ii) adequate reserves have been provided therefor to the extent required by and in accordance with GAAP, (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's, employees', contractors', operators' or other similar liens or charges securing the payment of expenses not yet due and payable that were incurred in the Ordinary Course of Business of the Company, (c) trade contracts or other obligations of a like nature incurred in the Ordinary Course of Business, not to exceed $3.5 million, by the Company, (d) obligations or duties to any Governmental Authority arising in the Ordinary Course of Business (including under Permits held by the Company and under all Applicable Law), (e) obligations or duties under easements, leases or other property rights, and (f) all other encumbrances and exceptions that are incurred in the Ordinary Course of Business of each Project, are not incurred for borrowed money and do not have a material adverse effect on either the use of any assets of the Company as currently used or the value of any such assets, and which involve encumbrances or assets with an aggregate amount or value not exceeding $3.5 million.

"Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

Annex-5

"PPA" means that certain Don A. Campbell 2 Geothermal Energy Project Power Purchase Agreement between Southern California Public Power Authority and the Company, dated as of December 18, 2014.

"Project" means the up to 20.5 MW geothermal power project owned by the Company, as described on Schedule 1.

"Prudent Industry Practices" means, at any particular time, either (a) any of the practices, methods and acts engaged in or approved by a significant portion of the competitive geothermal power generating industry or recovered energy power generating industry, as applicable, operating in the United States at such time, or (b) with respect to any matter to which the practices referred to in clause (a) do not apply, any of the practices, methods and acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good competitive electric generation business practices, reliability, safety and expedition. "Prudent Industry Practice" is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers' warranties, the requirements of insurance policies and the requirements of governmental bodies of competent jurisdiction.

"PUHCA" means Public Utilities Holding Company Act of 2005, as amended.

"Purchase Price" has the meaning set forth in Section 2.2(a).

"Purchased Membership Interests" has the meaning set forth in Section 2.1.

"Purchaser" has the meaning set forth in the first paragraph of this Agreement.

"Purchaser Indemnified Costs" means, subject to Article 5 of this Agreement, any and all damages, losses, claims, liabilities, demands, charges, suits, Taxes, penalties, costs, and reasonable expenses (including court costs and reasonable attorneys' fees and expenses of one law firm), for all Purchaser Indemnified Parties, incurred by any of the Purchaser Indemnified Parties resulting from or relating to (a) any breach or default by Seller of any representation, warranty, covenant, indemnity or agreement under this Agreement or any other Transaction Document or (b) any claim for fraud, gross negligence, or willful misconduct relating to this Agreement or any Transaction Document.

"Purchaser Indemnified Parties" means Purchaser and each of its Affiliates and each of their respective shareholders, members, partners, officers, directors, employees, agents, and other representatives, and their respective successors and assigns.

"Qualifying Facility" means a "qualifying facility" under the Public Utility Regulatory Policies Act of 1978, as amended, and FERC's rules and regulations promulgated thereunder at 18 C.F.R. Part 292. 1978, and FERC's rules and regulations thereunder at 18 C.F.R. Part 292.

"Real Property" has the meaning set forth in Section 3.1(m).

Annex-6

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

"Restricted Payment" means, as to any Person, (a) the declaration or payment of any dividend on or in respect of any Equity Interests of such Person, (b) the purchase, redemption, defeasance or other acquisition or retirement of any Equity Interests of such Person, either directly or indirectly, whether in cash or property or in any shares of such Person, (c) any other distribution of or in respect of any Equity Interests of such Person, either directly or indirectly, whether in cash or property or in any shares of such Person, (d) any payment on account of, any setting apart or allocating any sum for the payment of, any dividend or distribution, or for the purchase, redemption, defeasance, retirement or other acquisition of, any Equity Interests of such Person, either directly or indirectly, whether in cash or property or in any shares of such Person or (e) the payment of any amounts, directly or indirectly, to such Person's Affiliates, other than as required under the terms of any Material Contracts in effect on the date of this Agreement or required by Applicable Law.

"Schedules" means the Schedules attached to this Agreement.

"Securities Act" has the meaning set forth in Section 3.2(e).

"Seller" has the meaning set forth in the first paragraph of this Agreement.

"Seller Indemnified Costs" means, subject to Article 5 of this Agreement, any and all damages, losses, claims, liabilities, demands, charges, suits, Taxes, penalties, costs, and reasonable expenses (including court costs and reasonable attorneys' fees and expenses of one law firm for all Seller Indemnified Parties) incurred by any of the Seller Indemnified Parties resulting from or relating to (a) any breach or default by Purchaser of any representation, warranty, covenant, indemnity or agreement under this Agreement or any other Transaction Document or (b) any claim for fraud or willful misconduct relating to this Agreement or any Transaction Document.

"Seller Indemnified Parties" means Seller and each of its Affiliates and each of their respective shareholders, members, partners, officers, directors, employees, agents, and other representatives, and their respective successors and assigns.

"Shared Facilities Agreement" means that certain Shared Facilities and Shared Premises Agreement among ORNI 47 LLC, the Company and Seller, dated as of December 19, 2014 as amended by that certain Amendment No. 1 to Shared Facilities and Shared Premises Agreement, among ORNI 47 LLC, the Company and Seller, dated as of April 30, 2015, and that certain Amendment No. 2 to Shared Facilities and Shared Premises Agreement, among ORNI 47 LLC, the Company and Seller, effective as of September 17, 2015.

"Standards of Conduct" means the standards of conduct for transmission providers located in Part 358 of FERC's regulations (18 CFR Part 358).

"Tax" or "Taxes" means any taxes, assessments, fees and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, unclaimed property (escheat) or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

Annex-7

"Tax Returns" means any return, report, statement, information return or other document (including any amendments thereto and any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

"Third Party Claim" has the meaning set forth in Section 5.3.

"Third Party Penalty Claim" has the meaning set forth in Section 5.3.

"Transaction Documents" means this Agreement and the Assignment Agreement.

"Treas. Reg. 1.1502-6 Liability" has the meaning set forth in Section 5.1.

"Treasury Regulations" means regulations promulgated by the U.S. Department of the Treasury under the Code, as such regulations are amended from time to time.

Annex-8

OTHER DEFINITIONAL PROVISIONS

(a)     All terms in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b)     As used in this Agreement and in any certificate or other documents made or delivered pursuant hereto or thereto, accounting terms not defined in this Agreement or in any such certificate or other document, and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement or in any such certificate or other document shall control.

(c)     The words "hereof", "herein", "hereunder", and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Section references contained in this Agreement are references to Sections in this Agreement unless otherwise specified. The term "including" shall mean "including without limitation".

(d)     The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

(e)     Any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.

(f)     Any references to a Person are also to its successors and permitted assigns.

(g)     All Article and Section titles or captions contained in this Agreement or in any Exhibit or Schedule referred to herein and the table of contents of this Agreement are for convenience only and shall not be deemed a part of this Agreement or affect the meaning or interpretation of this Agreement. Unless otherwise specified, all references herein to numbered Articles and Sections are to Articles and Sections of this Agreement, as applicable, and all references herein to Schedules or Exhibits are to Schedules and Exhibits to this Agreement.

(h)     Unless otherwise specified, all references contained in this Agreement, in any Exhibit or Schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars or "$" shall mean United States dollars.

(i)     The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Annex-9

Exhibit A

Form of Assignment Agreement

[FORM OF] ASSIGNMENT OF MEMBERSHIP INTERESTS

This ASSIGNMENT OF MEMBERSHIP INTERESTS, dated as of November 22, 2016 (the "Assignment Agreement"), is by and among ORMAT NEVADA INC., a Delaware corporation (the "Transferor"), NORTHLEAF GEOTHERMAL HOLDINGS LLC, a Delaware limited liability company (the "Transferee"), and ORNI 37 LLC, a Delaware limited liability company (the "Company").

W I T N E S S E T H :

WHEREAS, the Company was formed by virtue of its Certificate of Formation filed with the Secretary of State of the State of Delaware on July 21, 2009 and, until the date hereof, has been governed by the Limited Liability Company Agreement of the Company, dated as of July 21, 2009, as amended on May 25, 2010, and amended and restated on July 16, 2015 (the "Operating Agreement"), executed by the Transferor;

WHEREAS, the Transferor currently owns, of record and beneficially, 100% of the membership interests of the Company;

WHEREAS, pursuant to the Agreement for Purchase of Membership Interests in ORNI 37 LLC, dated as of November 22, 2016 (the "Purchase Agreement"), by and between the Transferor and Transferee, the Transferor has agreed to sell to the Transferee, and the Transferee has agreed to purchase from the Transferor, on the terms and subject to the conditions set forth in the Purchase Agreement, 36.75% of the membership interests of the Company, which represent a 36.75% undivided interest in the Company and the Project; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned do hereby agree as follows:

1.     Defined Terms. All capitalized terms not defined herein are used herein as defined in the LLC Agreement. The following terms shall have the following meanings:

a. "Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, mortgage, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

b. "Permitted Encumbrance" means Encumbrances provided for under the Transaction Documents, liens for Taxes not yet due and payable and restrictions on transfer of the Membership Interests under any applicable federal, state or foreign securities law.

c. "Project" means the up to 20.5 MW geothermal power project owned by the Company.

1

2.     Instructions to Transfer. As of the date hereof, the Transferor hereby assigns and transfers unto the Transferee complete record and beneficial ownership of 36.75% of the membership interests in the Company, together with all rights associated therewith, free and clear of any Encumbrances other than Permitted Encumbrances. The Transferor hereby irrevocably instructs the Company to register on the books of the Company the transfer to the Transferee of complete record and beneficial ownership of 36.75% of the membership interests in the Company.

3.     Further Assurances. Subject to the terms and conditions of the Purchase Agreement, at any time, or from time to time after the date hereof, the Transferor and Transferee shall, at the other's reasonable request, and at the requesting party's expense, execute and deliver such instruments of transfer, conveyance, assignment and assumption, in addition to this Assignment Agreement, and take such other action as either of them may reasonably request in order to evidence the transfer effected hereby.

4.     Successors and Assigns. This Assignment Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5.     Purchase Agreement Terms. This Assignment Agreement shall, in every respect, be subject to and governed by the terms of the Purchase Agreement. To the extent this Assignment Agreement conflicts with the Purchase Agreement, the Purchase Agreement will control.

6.     Counterparts. This Assignment Agreement may be executed and delivered (including by email or facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

7.     Governing Law. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

[Remainder of page intentionally left blank. Signature page to follow.]

2

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this instrument as of the date first above written.

ORMAT NEVADA INC.,
as the Transferor

By:
Name:
Title:

[Signature Page to Assignment Agreement]

NORTHLEAF GEOTHERMAL HOLDINGS LLC,
as Transferee

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Assignment Agreement]

ORNI 37 LLC,
as the Company By: Ormat Nevada Inc., its Managing Member

By:
Name:
Title:

[Signature Page to Assignment Agreement]

Exhibit B

Form of Assignment and Assumption Agreement

[See attached]

[Signature Page to Assignment Agreement]

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT dated as of November 22, 2016 (the "Agreement") is delivered by Ormat Nevada Inc., a Delaware corporation ("Ormat"), Northleaf Geothermal Holdings LLC, a Delaware limited liability company ("Northleaf", and together with Ormat, the "Assignors" and each an "Assignor") and ORPD LLC, a Delaware limited liability company ("Assignee"), in connection with that certain Amended and Restated Limited Liability Company Agreement of ORNI 37 LLC, a Delaware limited liability company (the "Company"), dated as of July 16, 2015 (the "ORNI 37 LLC Agreement"), with reference to the following facts:

A.	Ormat holds a 63.25% undivided interest in the Company (the "Ormat Interest") and is a member in the Company pursuant to the terms of the ORNI 37 LLC Agreement;

B.	Northleaf holds a 36.75% undivided interest in the Company (the "Northleaf Interest") and is a member in the Company pursuant to the ORNI 37 LLC Agreement;

C.

Northleaf acquired the Northleaf Interest pursuant to that certain Agreement for Purchase of Membership Interests of the Company of even date herewith by and between Northleaf and Ormat (the "ORNI 37 Interest Purchase Agreement");

D.	Concurrently with the execution of this Agreement, Ormat will resign as the managing member of the Company and Assignee will be appointed as the managing member of the Company; and

E.

Northleaf and Ormat are each members in Assignee pursuant to that certain Limited Liability Company Agreement of Assignee dated as of April 30, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "ORPD LLC Agreement").

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.     Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the ORNI 37 LLC Agreement.

2.     Under the terms of the ORNI 37 LLC Agreement, Ormat hereby assigns the Ormat Interest and Northleaf hereby assigns the Northleaf Interest to Assignee, in each case together with all rights, title and interests incident thereto. Each Assignor hereby directs that all further distributions of profit, income and return of contributions on account of such interest transferred hereby be paid to Assignee.

3.     Assignee hereby accepts the foregoing assignments of membership interests in the Company and all rights, title and interests incident thereto and hereby assumes all duties and obligations of each Assignor relating to such membership interests and arising or owing from and after the effective date hereof.

4.     By executing and delivering this Agreement Assignee shall become a party to the ORNI 37 LLC Agreement as the sole Member for all purposes of the ORNI 37 LLC Agreement, and Assignee agrees to be bound by and perform all obligations of a Member under the ORNI 37 LLC Agreement with the same force and effect as if originally named a Member thereunder.

5.     Assignee, Ormat and Northleaf agree that

a.	Northleaf shall be credited with a capital contribution of $44,234,000 under the ORPD LLC Agreement for its assignment to Assignee of the Northleaf Interest and the ORNI 37 Purchase Agreement; and

b.	Ormat shall be credited with a capital contribution of $76,131,000 for its assignment to Assignee of the Ormat Interest.

6.     This Agreement, the Assignment Agreement (as defined in the ORNI 37 Interest Purchase Agreement) and ORNI 37 Interest Purchase Agreement shall be deemed to be "Affiliate Contracts" under the ORPD LLC Agreement.

7.     This Agreement may be executed and delivered in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

8.     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

[Remainder of page intentionally left blank. Signature pages to follow.]

IN WITNESS WHEREOF, the Assignors and Assignee have caused this Agreement to be duly executed, effective as of the date first set forth above.

ORMAT NEVADA INC., as an Assignor

By:
Name: Connie Stechman
Title: Secretary

NORTHLEAF GEOTHERMAL HOLDINGS LLC, as an Assignor

By:
Name:
Title:

By:
Name:
Title:

ORPD LLC, as Assignee By: Ormat Nevada Inc., its Managing Member

By:
Name: Connie Stechman
Title: Secretary

Accepted and Agreed:

ORNI 37 LLC By: Ormat Nevada Inc., its Managing Member

By:
Name: Connie Stechman
Title: Secretary